Exhibit 99.1

NEWS

CONTACT:     Brian J. Richardson
UNIVEST FINANCIAL CORPORATION
Chief Financial Officer
215-721-2446, richardsonb@univest.net

FOR IMMEDIATE RELEASE

UNIVEST FINANCIAL CORPORATION
REPORTS FOURTH QUARTER AND 2021 RESULTS
(Loan Growth of 9.4% for last twelve months (excluding PPP loans1))

SOUDERTON, Pa., January 26, 2022 - Univest Financial Corporation (“Univest” or the "Corporation") (NASDAQ: UVSP), parent company of Univest Bank and Trust Co. (the "Bank") and its insurance, investments and equipment financing subsidiaries, today announced net income for the year ended December 31, 2021 of $91.8 million, or $3.11 diluted earnings per share, compared to net income of $46.9 million, or $1.60 diluted earnings per share, for the year ended December 31, 2020. Net income for the quarter ended December 31, 2021 was $17.4 million, or $0.59 diluted earnings per share, compared to net income of $25.9 million, or $0.88 diluted earnings per share, for the quarter ended December 31, 2020.

Pre-tax pre-provision income1 for the year ended December 31, 2021 was $104.2 million, an increase of $6.5 million, or 6.7%, from the prior year. Pre-tax pre-provision income1 for the quarter ended December 31, 2021 was $23.4 million, an increase of $456 thousand, or 2.0%, from the fourth quarter of 2020.

Acquisition
On December 1, 2021, Univest Insurance, LLC., the Bank's insurance subsidiary, completed the acquisition of the Paul I. Sheaffer Insurance Agency, a full-service firm providing insurance solutions to businesses and individuals in Central Pennsylvania.

1 Non-GAAP metric. A reconciliation of this and other non-GAAP financial measures is included at the end of this document.

Paycheck Protection Program
As of December 31, 2021, $31.7 million in PPP loans remain outstanding. During the fourth quarter, we recorded income of $1.6 million within net interest income related to these loans, of which $1.4 million was the result of recognition of associated net deferred loan fees upon forgiveness and pay downs of PPP loans totaling $55.4 million. During the year ended December 31, 2021, we recorded income of $15.0 million within net interest income related to these loans, of which $10.4 million was the result of recognition of associated net deferred loan fees upon forgiveness and pay downs of PPP loans totaling $630.7 million. As of December 31, 2021, we had $817 thousand of net deferred fees on our balance sheet, which represented approximately 4.5% of the initial deferred fee amount.

Loans
Gross loans and leases, excluding PPP loans2, increased $455.2 million, or 9.4%, from December 31, 2020 due to increases in commercial, construction, commercial real estate, and residential mortgage loans and lease financings. Gross loans and leases, excluding PPP loans2, increased $111.8 million, or 8.7% (annualized), from September 30, 2021 due to increases in construction, commercial real estate and commercial loans and lease financings.
Deposits
Total deposits increased $812.4 million, or 15.5%, from December 31, 2020, primarily due to increases in commercial, consumer and public funds deposits offset by a decrease in brokered deposits. Total deposits increased $117.0 million, or 7.9% (annualized), from September 30, 2021, primarily due to increases in commercial and consumer deposits offset by a decrease in public funds deposits.

Net Interest Income and Margin
Net interest income of $47.5 million for the three months ended December 31, 2021 increased $3.0 million, or 6.7%, from the three months ended December 31, 2020. The increase in net interest income for the three months ended December 31, 2021 compared to the same period of 2020 was primarily due to overall growth in loans, led by an increase in commercial real estate loan income of $2.2 million, and a $2.1 million decrease in the cost of interest-bearing liabilities offset by a decrease in PPP loan income of $1.6 million.

Net interest income of $188.4 million for the year ended December 31, 2021 increased $14.0 million, or 8.0%, from the prior year. The increase in net interest income for the year ended December 31, 2021 compared to 2020 was primarily due to an increase in PPP loan income of $7.0 million, an $8.2 million decrease in the cost of interest-bearing liabilities and growth in loans, primarily commercial real estate loans, partially offset by a decrease in loan yields, excluding PPP loans, and investment yields.
2 Non-GAAP metric. A reconciliation of this and other non-GAAP financial measures is included at the end of this document.

Net interest margin, on a tax-equivalent basis, was 2.86% for the fourth quarter of 2021, compared to 3.11% for the third quarter of 2021 and 3.02% for the fourth quarter of 2020. Excess liquidity reduced net interest margin by approximately 43 basis points for the quarter ended December 31, 2021 compared to 27 basis points for the quarter ended September 30, 2021 and 13 basis points for the quarter ended December 31, 2020. This excess liquidity was primarily driven by strong growth of deposit balances since the beginning of the COVID-19 pandemic, primarily due to the various pandemic-related stimulus initiatives. PPP loans had a favorable impact on net interest margin of eight basis points for the quarter ended December 31, 2021 compared to 20 basis points for the quarter ended September 30, 2021 and an unfavorable impact of seven basis points for the quarter ended December 31, 2020. As PPP loans are forgiven, the associated deferred fees are recognized in earnings, which occurred with greater frequency in 2021 as compared to 2020. Excluding the impact of excess liquidity and PPP loans, the net interest margin, on a tax-equivalent basis, was 3.21% for the quarter ended December 31, 2021 compared to 3.18% for the quarter ended September 30, 2021 and 3.22% for the quarter ended December 31, 2020.

Net interest margin, on a tax-equivalent basis, was 3.06% for the year ended December 31, 2021, compared to 3.16% for the year ended December 31, 2020. Excess liquidity reduced net interest margin by approximately 23 basis points for the year ended December 31, 2021 compared to 14 basis points for the year ended December 31, 2020. This excess liquidity was primarily driven by strong growth of deposit balances since the beginning of the COVID-19 pandemic, primarily due to the various pandemic-related stimulus initiatives. PPP loans had a favorable impact on net interest margin of 11 basis points for the year ended December 31, 2021 compared to an unfavorable impact of seven basis points for the year ended December 31, 2020. Excluding the impact of excess liquidity and PPP loans, the net interest margin, on a tax-equivalent basis, was 3.18% for the year ended December 31, 2021 compared to 3.37% for the year ended December 31, 2020.

Noninterest Income
Noninterest income for the quarter ended December 31, 2021 was $19.2 million, a decrease of $947 thousand, or 4.7%, from the comparable period in the prior year. Noninterest income for the year ended December 31, 2021 was $83.2 million, an increase of $4.9 million, or 6.3%, from the prior year.

Net gain on mortgage banking activities decreased $1.8 million, or 41.8%, for the quarter and $1.3 million, or 7.9%, for the year ended December 31, 2021 compared to the comparable periods in the prior year. The decrease for the three months and year ended December 31, 2021 was primarily due to a decrease in volume and a contraction of margins. Investment advisory commission and fee income increased $741 thousand, or 17.9%, for the quarter and $3.0 million, or 18.8%, for the year ended December 31, 2021 compared to the comparable periods in the prior year, due to increased assets under management driven by new customer relationships and favorable market conditions. BOLI income decreased $14 thousand, or 1.9%, for the quarter and increased $1.0 million, or 35.4%, for the year ended December 31, 2021 compared to the comparable periods in the prior year, primarily due to proceeds from BOLI death benefits of $893 thousand and $196 thousand received in the second and third quarters of 2021, respectively.

Other service fee income increased $667 thousand, or 31.9%, for the quarter and $2.7 million, or 36.2%, for the year ended December 31, 2021 compared to the comparable periods in the prior year. Interchange fee income increased $260 thousand for the quarter and $1.2 million for the year ended December 31, 2021 compared to the comparable periods in the prior year, due to increased customer activity. Mortgage servicing fees increased $299 thousand for the quarter and $1.2 million for the year ended December 31, 2021 compared to the comparable period in the prior year, driven by an increase in retained servicing associated with elevated mortgage volume and reduced amortization due to decreased refinance activity and lower prepayment assumptions.

Other income decreased $928 thousand, or 47.9%, for the quarter and $1.5 million, or 24.7%, for the year ended December 31, 2021 compared to comparable periods in the prior year. Fees on risk participation agreements for interest rate swaps decreased $1.2 million and $3.5 million during the quarter and year ended December 31, 2021, respectively, compared to comparable periods in the prior year driven by a decrease in customer demand. Gain on the sale of SBA loans increased $354 thousand and $1.3 million during the quarter and year ended December 31, 2021, respectively, compared to comparable periods in the prior year. This increase was reflective of the Corporation's continued commitment to delivering comprehensive financial solutions to small businesses through the expansion of the SBA lending team during the first half of 2021. Other income also increased $347 thousand driven by an increase in the fair value of equity securities during the year ended December 31, 2021 compared to the year ended December 31, 2020.

Noninterest Expense
Noninterest expense for the quarter ended December 31, 2021 was $43.3 million, an increase of $1.6 million, or 3.8%, from the comparable period in the prior year. Noninterest expense for the year ended December 31, 2021 was $167.4 million, an increase of $12.4 million, or 8.0%, from the prior year.

Salaries, benefits and commissions increased $3.8 million, or 15.9%, for the quarter and $11.0 million, or 11.8%, for the year ended December 31, 2021 compared to the comparable periods in the prior year. These increases reflect our continued investment in revenue producing staff across all business lines and annual merit increases. The Corporation modified the vesting criteria for performance-based restricted stock grants in 2020 to better reflect the operating environment, which resulted in a benefit of $928 thousand in salaries, benefits and commissions in the fourth quarter of 2020. Additionally, variable incentive compensation expenses increased $999 thousand and $3.6 million for the quarter and year ended December 31, 2021, respectively, from the comparable periods in the prior year, due to increased profitability.

Professional fees increased $314 thousand, or 21.9%, for the quarter and $2.3 million, or 44.0%, for the year ended December 31, 2021 compared to the comparable periods in the prior year, primarily attributable to increased consultant fees in support of our Diversity, Equity and Inclusion program, training initiatives and treasury management product enhancements. During 2021, we spent $1.5 million on these initiatives. These expenses are not expected to re-occur in subsequent periods. Data processing expenses increased $394 thousand, or 13.3%, for the quarter and $1.4 million, or 12.4%, for the year ended December 31, 2021 compared to the comparable periods in the prior year, primarily due to continued investments in our end-to-end loan origination solution for loans below $1.0 million, customer relationship management software, internal infrastructure improvements and outsourced data processing solutions.

Restructuring charges decreased $1.4 million for the quarter and year ended December 31, 2021 compared to the comparable periods in the prior year. These charges relate to the Corporation's financial center optimization plan announced in the fourth quarter of 2020. Other expense decreased $1.3 million, or 18.1%, for the quarter and $961 thousand, or 4.1%, for the year ended December 31, 2021 compared to the comparable periods in the prior year, primarily driven by extinguishment of long-term debt expense of $1.1 million and $1.8 million for the quarter and year ended December 31, 2020, respectively, offset primarily by increases in interchange expense driven by increased customer activity.

Asset Quality and Provision for Credit Losses
Nonperforming assets were $34.0 million at December 31, 2021, compared to $37.1 million at September 30, 2021 and $40.5 million at December 31, 2020.

Net loan and lease recoveries were $243 thousand during the fourth quarter of 2021 compared to net loan and lease charge-offs of $618 thousand for the same period in the prior year. The provision for credit losses was $1.4 million for the fourth quarter of 2021, of which $788 thousand (after-tax expense of $623 thousand), or $0.02 diluted earnings per share, was attributable to unfavorable changes in economic-related assumptions within the Corporation’s CECL model and $1.3 million was attributable to an increase in reserves for loans. These increases were offset by a decrease of $681 thousand in reserves for unfunded commitments and investment securities. The reversal of provision for credit losses was $8.7 million for the comparable period in the prior year, due to a reserve decrease of $8.2 million related to loans and leases and $690 thousand related to unfunded commitments, offset by a reserve increase of $176 thousand related to investment securities. $11.6 million (after-tax benefit of $9.2 million), or $0.31 diluted earnings per share, of the $8.7 million reversal of provision for credit losses was attributable to changes in economic-related assumptions within the Corporation’s CECL model.

Net loan and lease charge-offs were $213 thousand for the year ended December 31, 2021 compared to $4.6 million for the same period in the prior year. The reversal of provision for credit losses was $10.1 million for the year ended December 31, 2021, of which $17.9 million (after-tax benefit of $14.2 million), or $0.48 diluted earnings per share, was attributable to favorable changes in economic-related assumptions within the Corporation’s CECL model partially offset by a $7.4 million increase in reserves for loans. The provision for credit losses was $40.8 million for the prior year due to a reserve increase of $39.4 million related to loans and leases, $786 thousand related to reserves for unfunded commitments, and $569 thousand related to investment securities. $27.4 million (after-tax charge of $21.6 million), or $0.74 diluted earnings per share, of the $40.8 million of provision for credit losses was attributable to changes in economic-related assumptions within the Corporation’s CECL model.

The allowance for credit losses on loans and leases as a percentage of loans and leases held for investment was 1.35% at December 31, 2021, compared to 1.34% at September 30, 2021, and 1.56% at December 31, 2020. The allowance for credit losses on loans and leases as a percentage of loans and leases held for investment, excluding PPP loans3, was 1.36% at December 31, 2021 compared to 1.36% at September 30, 2021 and 1.72% at December 31, 2020.

Tax Provision
The effective income tax rate was 19.7% for the year ended December 31, 2021 compared to an effective income tax rate of 17.5% for the year ended December 31, 2020. The effective tax rate for the year ended December 31, 2021 and 2020 reflects the level of pre-tax income and the benefits of tax-exempt income from investments in municipal securities and loans and leases.

Dividend
On January 26, 2022, Univest declared a quarterly cash dividend of $0.20 per share. The dividend will be paid on February 23, 2022 to shareholders of record as of February 9, 2022.

Conference Call
Univest will host a conference call to discuss fourth quarter and year end 2021 results on Thursday, January 27, 2022 at 9:00 a.m. EST. Participants may preregister at https://www.incommglobalevents.com/registration/q4inc/9616/univest-financial-corporation-to-hold-fourth-quarter -and-year-end-2021-earnings-call/. The general public can access the call by dialing 1-844-200-6205;
3 Non-GAAP metric. A reconciliation of this and other non-GAAP financial measures is included at the end of this document.

using Access Code 454983. A replay of the conference call will be available through February 28, 2022 by dialing 1-866-813-9403; using Access Code: 298990.

About Univest Financial Corporation
Univest Financial Corporation (UVSP), including its wholly-owned subsidiary Univest Bank and Trust Co., Member FDIC, has approximately $7.1 billion in assets and $4.9 billion in assets under management and supervision through its Wealth Management lines of business at December 31, 2021. Headquartered in Souderton, Pa. and founded in 1876, the Corporation and its subsidiaries provide a full range of financial solutions for individuals, businesses, municipalities and nonprofit organizations primarily in the Mid-Atlantic Region. Univest delivers these services through a network of more than 50 offices and online at www.univest.net.
# # #
This press release and the reports Univest files with the Securities and Exchange Commission often contain "forward-looking statements" relating to trends or factors affecting the financial services industry and, specifically, the financial condition and results of operations, business and strategies of Univest. These forward-looking statements involve certain risks and uncertainties in that there are a number of important factors that could cause Univest's future results to differ materially from those expressed or implied by the forward-looking statements. These factors include, but are not limited to: (1) competition; (2) changes in interest rates; (3) changes in asset quality, prepayment speeds, loan sale volumes, charge-offs and credit loss provisions; (4) changes in economic conditions nationally and in our market; (5) economic assumptions that may impact our allowance for credit losses calculation; (6) legislative, regulatory or tax changes that may adversely affect businesses; (7) technological issues that may adversely affect our operations or those of our customers; (8) changes in the securities markets or (9) risk factors mentioned in the reports and registration statements Univest files with the Securities and Exchange Commission.

Additionally, it is difficult to predict the full impact of the COVID-19 pandemic on our business. The extent of such impact will depend on future developments, which are highly uncertain, including when the coronavirus can be controlled and abated. As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, we could be subject to any of the following risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations: (1) demand for our products and services may decline; (2) if economic conditions worsen, loan delinquencies, problem assets, and foreclosures may increase and our allowance for credit losses may have to be increased; (3) collateral for loans, especially real estate, may decline in value; (4) the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us; (5) a material decrease in net income or a net loss over several quarters could result in the elimination of or a decrease in the rate of our quarterly cash dividend; (6) our wealth management revenues may decline with continuing market turmoil; (7) litigation, regulatory enforcement risk and reputation risk regarding our participation in the Paycheck Protection Program and the risk that the Small Business Administration may not fund some or all PPP loan guarantees; and (8) our cyber security risks are increased as the result of an increase in the number of employees working remotely. Univest undertakes no obligation to revise these forward-looking statements or to reflect events or circumstances after the date of this press release.

(UVSP - ER)

Univest Financial Corporation
Consolidated Selected Financial Data (Unaudited)
December 31, 2021
(Dollars in thousands)

Balance Sheet (Period End)	12/31/2021	9/30/2021	6/30/2021	3/31/2021	12/31/2020
Assets	$7,122,421	$6,979,852	$6,356,305	$6,416,665	$6,336,496
Cash and cash equivalents	890,150	902,357	203,449	187,317	219,858
Investment securities, net of allowance for credit losses	496,989	393,377	397,426	377,506	373,176
Loans held for sale	21,600	29,093	27,322	22,636	37,039
Loans and leases held for investment, gross	5,310,017	5,252,045	5,327,313	5,415,006	5,306,841
Allowance for credit losses, loans and leases	71,924	70,146	71,355	71,497	83,044
Loans and leases held for investment, net	5,238,093	5,181,899	5,255,958	5,343,509	5,223,797
Total deposits	6,055,124	5,938,154	5,318,704	5,311,592	5,242,715
Noninterest-bearing deposits	2,065,423	1,861,007	1,872,031	1,857,547	1,690,663
Interest-bearing demand, money market and savings	3,505,535	3,583,107	2,954,450	2,979,834	2,988,277
Time deposits	484,166	494,040	492,223	474,211	563,775
Borrowings	213,980	207,898	218,970	295,293	311,421
Shareholders' equity	773,794	756,023	739,998	722,455	692,472

Balance Sheet (Average)	For the three months ended,					For the twelve months ended,
	12/31/2021	9/30/2021	6/30/2021	3/31/2021	12/31/2020	12/31/2021	12/31/2020
Assets	$7,088,289	$6,698,177	$6,443,629	$6,383,463	$6,353,519	$6,655,443	$6,006,877
Investment securities, net of allowance for credit losses	469,588	395,280	385,694	374,369	369,511	406,463	402,011
Loans and leases, gross	5,255,279	5,320,411	5,389,110	5,325,897	5,253,720	5,322,475	4,888,801
Deposits	6,041,798	5,666,725	5,351,089	5,296,147	5,222,452	5,591,195	4,850,890
Shareholders' equity	762,334	746,185	728,750	699,736	676,426	734,456	668,201

Asset Quality Data (Period End)
	12/31/2021	9/30/2021	6/30/2021	3/31/2021	12/31/2020
Nonaccrual loans and leases, including nonaccrual troubled debt restructured loans and leases and nonaccrual loans held for sale	$33,210	$34,528	$37,466	$29,996	$31,692
Accruing loans and leases 90 days or more past due	498	2,204	750	664	1,392
Accruing troubled debt restructured loans and leases	51	51	52	52	53
Total nonperforming loans and leases	33,759	36,783	38,268	30,712	33,137
Other real estate owned	279	279	279	7,481	7,355
Total nonperforming assets	$34,038	$37,062	$38,547	$38,193	$40,492
Nonaccrual loans and leases / Loans and leases held for investment and nonaccrual loans held for sale	0.63%	0.66%	0.70%	0.55%	0.60%
Nonperforming loans and leases / Loans and leases held for investment	0.64%	0.70%	0.72%	0.57%	0.62%
Nonperforming assets / Total assets	0.48%	0.53%	0.61%	0.60%	0.64%

Allowance for credit losses, loans and leases	$71,924	$70,146	$71,355	$71,497	$83,044
Allowance for credit losses, loans and leases / Loans and leases held for investment	1.35%	1.34%	1.34%	1.32%	1.56%
Allowance for credit losses, loans and leases / Loans and leases held for investment, excluding Paycheck Protection Program loans (1)	1.36%	1.36%	1.41%	1.46%	1.72%
Allowance for credit losses, loans and leases / Nonaccrual loans and leases held for investment	216.57%	203.16%	212.97%	238.36%	262.03%
Allowance for credit losses, loans and leases / Nonperforming loans and leases held for investment	213.05%	190.70%	208.00%	232.80%	250.61%

	For the three months ended,					For the twelve months ended,
	12/31/2021	9/30/2021	6/30/2021	3/31/2021	12/31/2020	12/31/2021	12/31/2020
Net loan and lease (recoveries) charge-offs	$(243)	$(75)	$243	$288	$618	$213	$4,648
Net loan and lease (recoveries) charge-offs (annualized)/Average loans and leases	(0.02%)	(0.01%)	0.02%	0.02%	0.05%	—%	0.10%
(1) Non-GAAP metric. A reconciliation of this and other non-GAAP financial measures is included at the end of this document.

Univest Financial Corporation
Consolidated Selected Financial Data (Unaudited)
December 31, 2021
(Dollars in thousands, except per share data)
	For the three months ended,					For the twelve months ended,
For the period:	12/31/2021	9/30/2021	6/30/2021	3/31/2021	12/31/2020	12/31/2021	12/31/2020
Interest income	$52,262	$53,571	$52,441	$51,457	$51,334	$209,731	$203,945
Interest expense	4,737	4,884	5,684	6,043	6,813	21,348	29,584
Net interest income	47,525	48,687	46,757	45,414	44,521	188,383	174,361
Provision (reversal of provision) for credit losses	1,392	(182)	(59)	(11,283)	(8,721)	(10,132)	40,794
Net interest income after provision for credit losses	46,133	48,869	46,816	56,697	53,242	198,515	133,567
Noninterest income:
Trust fee income	2,086	2,126	2,157	2,034	1,974	8,403	7,703
Service charges on deposit accounts	1,486	1,422	1,314	1,282	1,371	5,504	4,845
Investment advisory commission and fee income	4,885	4,796	4,558	4,697	4,144	18,936	15,944
Insurance commission and fee income	3,726	3,837	3,839	4,955	3,512	16,357	16,087
Other service fee income	2,759	2,576	2,748	2,192	2,092	10,275	7,543
Bank owned life insurance income	719	925	1,620	717	733	3,981	2,940
Net gain on sales of investment securities	5	21	54	65	54	145	871
Net gain on mortgage banking activities	2,518	3,224	3,461	5,938	4,323	15,141	16,442
Other income	1,008	1,625	479	1,370	1,936	4,482	5,953
Total noninterest income	19,192	20,552	20,230	23,250	20,139	83,224	78,328
Noninterest expense:
Salaries, benefits and commissions	27,374	26,641	25,396	24,780	23,613	104,191	93,208
Net occupancy	2,477	2,525	2,656	2,739	2,697	10,397	10,358
Equipment	985	1,000	968	946	951	3,899	3,841
Data processing	3,355	3,274	3,064	3,050	2,961	12,743	11,333
Professional fees	1,750	2,174	2,015	1,748	1,436	7,687	5,338
Marketing and advertising	683	539	561	280	575	2,063	1,975
Deposit insurance premiums	698	765	613	636	765	2,712	2,591
Intangible expenses	267	214	249	249	282	979	1,216
Restructuring charges	—	—	—	—	1,439	—	1,439
Other expense	5,746	6,116	5,764	5,112	7,015	22,738	23,699
Total noninterest expense	43,335	43,248	41,286	39,540	41,734	167,409	154,998
Income before taxes	21,990	26,173	25,760	40,407	31,647	114,330	56,897
Income tax expense	4,578	5,262	4,885	7,804	5,773	22,529	9,981
Net income	$17,412	$20,911	$20,875	$32,603	$25,874	$91,801	$46,916
Net income per share:
Basic	$0.59	$0.71	$0.71	$1.11	$0.88	$3.12	$1.60
Diluted	$0.59	$0.71	$0.71	$1.11	$0.88	$3.11	$1.60
Dividends declared per share (1)	$0.20	$0.20	$0.20	$0.20	$—	$0.80	$0.60
Weighted average shares outstanding	29,471,304	29,420,256	29,389,525	29,327,432	29,274,915	29,402,845	29,243,773
Period end shares outstanding	29,500,542	29,438,402	29,411,731	29,379,575	29,295,052	29,500,542	29,295,052

(1) As announced in the September 30, 2020 Earnings Release, the Corporation changed the timing of future dividend declarations and payments.

Univest Financial Corporation
Consolidated Selected Financial Data (Unaudited)
December 31, 2021

	For the three months ended,					For the twelve months ended,
Profitability Ratios (annualized)	12/31/2021	9/30/2021	6/30/2021	3/31/2021	12/31/2020	12/31/2021	12/31/2020
Return on average assets	0.97%	1.24%	1.30%	2.07%	1.62%	1.38%	0.78%
Return on average assets, excluding restructuring charges (1)	0.97%	1.24%	1.30%	2.07%	1.69%	1.38%	0.80%
Return on average shareholders' equity	9.06%	11.12%	11.49%	18.90%	15.22%	12.50%	7.02%
Return on average shareholders' equity, excluding restructuring charges (1)	9.06%	11.12%	11.49%	18.90%	15.89%	12.50%	7.19%
Return on average tangible common equity (1)	11.79%	14.51%	15.11%	25.20%	20.54%	16.41%	9.52%
Return on average tangible common equity, excluding restructuring charges (1)	11.79%	14.51%	15.11%	25.20%	21.44%	16.41%	9.76%
Net interest margin (FTE)	2.86%	3.11%	3.15%	3.12%	3.02%	3.06%	3.16%
Efficiency ratio (2)	64.3%	61.8%	60.7%	57.0%	63.8%	60.9%	60.6%
Efficiency ratio, excluding restructuring charges (1) (2)	64.3%	61.8%	60.7%	57.0%	61.6%	60.9%	60.0%

Capitalization Ratios
Dividends declared to net income (3)	33.9%	28.1%	28.2%	18.0%	—%	25.6%	37.4%
Shareholders' equity to assets (Period End)	10.86%	10.83%	11.64%	11.26%	10.93%	10.86%	10.93%
Tangible common equity to tangible assets (1)	8.56%	8.55%	9.15%	8.77%	8.40%	8.56%	8.40%
Common equity book value per share	$26.23	$25.68	$25.16	$24.59	$23.64	$26.23	$23.64
Tangible common equity book value per share (1)	$20.14	$19.75	$19.22	$18.64	$17.66	$20.14	$17.66

Regulatory Capital Ratios (Period End)
Tier 1 leverage ratio	9.13%	9.53%	9.64%	9.45%	9.08%	9.13%	9.08%
Common equity tier 1 risk-based capital ratio	11.08%	11.15%	11.04%	11.08%	10.76%	11.08%	10.76%
Tier 1 risk-based capital ratio	11.08%	11.15%	11.04%	11.08%	10.76%	11.08%	10.76%
Total risk-based capital ratio	13.77%	13.87%	13.82%	15.13%	15.31%	13.77%	15.31%
(1) Non-GAAP metric. A reconciliation of this and other non-GAAP financial measures is included at the end of this document.
(2) Noninterest expense to net interest income before loan loss provision plus noninterest income adjusted for tax equivalent income.
(3) As announced in the September 30, 2020 Earnings Release, the Corporation changed the timing of future dividend declarations and payments.

Univest Financial Corporation
Average Balances and Interest Rates (Unaudited)
	For the Three Months Ended,
Tax Equivalent Basis	December 31, 2021			September 30, 2021
	Average	Income/	Average	Average	Income/	Average
(Dollars in thousands)	Balance	Expense	Rate	Balance	Expense	Rate
Assets:
Interest-earning deposits with other banks	$914,287	$370	0.16%	$530,191	$189	0.14%
U.S. government obligations	6,999	37	2.10	6,999	36	2.04
Obligations of state and political subdivisions	2,334	19	3.23	2,992	24	3.18
Other debt and equity securities	460,255	1,845	1.59	385,289	1,516	1.56
Federal Home Loan Bank, Federal Reserve Bank and other stock	28,402	375	5.24	26,713	334	4.96
Total interest-earning deposits, investments and other interest-earning assets	1,412,277	2,646	0.74	952,184	2,099	0.87
Commercial, financial, and agricultural loans	869,471	7,022	3.20	880,986	7,412	3.34
Paycheck Protection Program loans	53,745	1,568	11.57	162,611	4,162	10.15
Real estate—commercial and construction loans	2,826,720	26,669	3.74	2,784,398	25,634	3.65
Real estate—residential loans	1,107,911	10,165	3.64	1,100,799	10,171	3.67
Loans to individuals	26,462	249	3.73	26,048	253	3.85
Municipal loans and leases	245,038	2,515	4.07	247,603	2,504	4.01
Lease financings	125,932	1,951	6.15	117,966	1,856	6.24
Gross loans and leases	5,255,279	50,139	3.79	5,320,411	51,992	3.88
Total interest-earning assets	6,667,556	52,785	3.14	6,272,595	54,091	3.42
Cash and due from banks	54,958			59,642
Allowance for credit losses, loans and leases	(71,020)			(72,606)
Premises and equipment, net	56,087			55,685
Operating lease right-of-use assets	31,048			31,998
Other assets	349,660			350,863
Total assets	$7,088,289			$6,698,177
Liabilities:
Interest-bearing checking deposits	$939,478	$493	0.21%	$857,098	$537	0.25%
Money market savings	1,616,890	968	0.24	1,382,832	922	0.26
Regular savings	997,814	253	0.10	998,568	281	0.11
Time deposits	487,434	1,370	1.12	496,702	1,490	1.19
Total time and interest-bearing deposits	4,041,616	3,084	0.30	3,735,200	3,230	0.34
Short-term borrowings	14,144	1	0.03	15,116	2	0.05
Long-term debt	95,000	325	1.36	95,000	324	1.35
Subordinated notes	98,833	1,327	5.33	98,754	1,328	5.34
Total borrowings	207,977	1,653	3.15	208,870	1,654	3.14
Total interest-bearing liabilities	4,249,593	4,737	0.44	3,944,070	4,884	0.49
Noninterest-bearing deposits	2,000,182			1,931,525
Operating lease liabilities	34,114			35,094
Accrued expenses and other liabilities	42,066			41,303
Total liabilities	6,325,955			5,951,992
Shareholders' Equity:
Common stock	157,784			157,784
Additional paid-in capital	298,508			297,482
Retained earnings and other equity	306,042			290,919
Total shareholders' equity	762,334			746,185
Total liabilities and shareholders' equity	$7,088,289			$6,698,177
Net interest income		$48,048			$49,207
Net interest spread			2.70			2.93
Effect of net interest-free funding sources			0.16			0.18
Net interest margin			2.86%			3.11%
Ratio of average interest-earning assets to average interest-bearing liabilities	156.90	%		159.04	%

Note 1: For rate calculation purposes, average loan and lease categories include deferred fees and costs and purchase accounting adjustment.
Nonaccrual loans and leases have been included in the average loan and lease balances. Loans held for sale have been included in the average loan balances.
Tax-equivalent amounts for the three months ended December 31, 2021 and September 30, 2021 have been calculated using the Corporation’s federal applicable rate of 21.0%.

Univest Financial Corporation
Average Balances and Interest Rates (Unaudited)
	For the Three Months Ended December 31,
Tax Equivalent Basis	2021			2020
	Average	Income/	Average	Average	Income/	Average
(Dollars in thousands)	Balance	Expense	Rate	Balance	Expense	Rate
Assets:
Interest-earning deposits with other banks	$914,287	$370	0.16%	$296,258	$82	0.11%
U.S. government obligations	6,999	37	2.10	6,998	36	2.05
Obligations of state and political subdivisions	2,334	19	3.23	14,269	129	3.60
Other debt and equity securities	460,255	1,845	1.59	348,244	1,237	1.41
Federal Home Loan Bank, Federal Reserve Bank and other stock	28,402	375	5.24	29,838	438	5.84
Total interest-earning deposits, investments and other interest-earning assets	1,412,277	2,646	0.74	695,607	1,922	1.10
Commercial, financial, and agricultural loans	869,471	7,022	3.20	824,374	7,366	3.55
Paycheck Protection Program loans	53,745	1,568	11.57	497,035	3,133	2.51
Real estate—commercial and construction loans	2,826,720	26,669	3.74	2,518,056	24,388	3.85
Real estate—residential loans	1,107,911	10,165	3.64	1,025,818	10,345	4.01
Loans to individuals	26,462	249	3.73	27,427	289	4.19
Municipal loans and leases	245,038	2,515	4.07	258,627	2,776	4.27
Lease financings	125,932	1,951	6.15	102,383	1,690	6.57
Gross loans and leases	5,255,279	50,139	3.79	5,253,720	49,987	3.79
Total interest-earning assets	6,667,556	52,785	3.14	5,949,327	51,909	3.47
Cash and due from banks	54,958			53,360
Allowance for credit losses, loans and leases	(71,020)			(92,766)
Premises and equipment, net	56,087			55,653
Operating lease right-of-use assets	31,048			34,272
Other assets	349,660			353,673
Total assets	$7,088,289			$6,353,519
Liabilities:
Interest-bearing checking deposits	$939,478	$493	0.21%	$838,323	$537	0.25%
Money market savings	1,616,890	968	0.24	1,213,585	898	0.29
Regular savings	997,814	253	0.10	905,918	341	0.15
Time deposits	487,434	1,370	1.12	582,782	2,034	1.39
Total time and interest-bearing deposits	4,041,616	3,084	0.30	3,540,608	3,810	0.43
Short-term borrowings	14,144	1	0.03	15,091	2	0.05
Long-term debt	95,000	325	1.36	169,623	611	1.43
Subordinated notes	98,833	1,327	5.33	193,244	2,390	4.92
Total borrowings	207,977	1,653	3.15	377,958	3,003	3.16
Total interest-bearing liabilities	4,249,593	4,737	0.44	3,918,566	6,813	0.69
Noninterest-bearing deposits	2,000,182			1,681,844
Operating lease liabilities	34,114			37,616
Accrued expenses and other liabilities	42,066			39,067
Total liabilities	6,325,955			5,677,093
Shareholders' Equity:
Common stock	157,784			157,784
Additional paid-in capital	298,508			296,810
Retained earnings and other equity	306,042			221,832
Total shareholders' equity	762,334			676,426
Total liabilities and shareholders' equity	$7,088,289			$6,353,519
Net interest income		$48,048			$45,096
Net interest spread			2.70			2.78
Effect of net interest-free funding sources			0.16			0.24
Net interest margin			2.86%			3.02%
Ratio of average interest-earning assets to average interest-bearing liabilities	156.90	%		151.82	%

Note 1: For rate calculation purposes, average loan and lease categories include deferred fees and costs and purchase accounting adjustments.
Nonaccrual loans and leases have been included in the average loan and lease balances. Loans held for sale have been included in the average loan balances.
Tax-equivalent amounts for the three months ended December 31, 2021 and 2020 have been calculated using the Corporation’s federal applicable rate of 21.0%.

Univest Financial Corporation
Average Balances and Interest Rates (Unaudited)
	For the Twelve Months Ended December 31,
Tax Equivalent Basis	2021			2020
	Average	Income/	Average	Average	Income/	Average
(Dollars in thousands)	Balance	Expense	Rate	Balance	Expense	Rate
Assets:
Interest-earning deposits with other banks	$476,351	$661	0.14%	$274,372	$574	0.21%
U.S. government obligations	6,999	144	2.06	7,132	145	2.03
Obligations of state and political subdivisions	5,702	206	3.61	23,065	825	3.58
Other debt and equity securities	393,762	5,992	1.52	371,814	7,697	2.07
Federal Home Loan Bank, Federal Reserve Bank and other stock	26,844	1,417	5.28	29,726	1,746	5.87
Total interest-earning deposits, investments and other interest-earning assets	909,658	8,420	0.93	706,109	10,987	1.56
Commercial, financial, and agricultural loans	840,133	28,142	3.35	817,489	30,657	3.75
Paycheck Protection Program loans	281,484	15,032	5.34	342,920	8,072	2.35
Real estate—commercial and construction loans	2,734,259	101,692	3.72	2,312,996	94,962	4.11
Real estate—residential loans	1,077,952	40,045	3.71	1,007,915	42,047	4.17
Loans to individuals	26,062	1,018	3.91	28,792	1,332	4.63
Municipal loans and leases	247,396	10,147	4.10	283,495	11,857	4.18
Lease financings	115,189	7,363	6.39	95,194	6,498	6.83
Gross loans and leases	5,322,475	203,439	3.82	4,888,801	195,425	4.00
Total interest-earning assets	6,232,133	211,859	3.40	5,594,910	206,412	3.69
Cash and due from banks	55,724			52,000
Allowance for credit losses, loans and leases	(74,943)			(73,459)
Premises and equipment, net	55,875			55,888
Operating lease right-of-use assets	32,758			34,277
Other assets	353,896			343,261
Total assets	$6,655,443			$6,006,877
Liabilities:
Interest-bearing checking deposits	$850,713	$2,007	0.24%	$692,049	$2,173	0.31%
Money market savings	1,366,762	3,574	0.26	1,113,039	5,551	0.50
Regular savings	983,752	1,114	0.11	874,366	2,057	0.24
Time deposits	498,638	6,178	1.24	572,103	9,835	1.72
Total time and interest-bearing deposits	3,699,865	12,873	0.35	3,251,557	19,616	0.60
Short-term borrowings	16,552	8	0.05	86,658	327	0.38
Long-term debt	96,562	1,318	1.36	189,410	2,879	1.52
Subordinated notes	137,896	7,149	5.18	134,949	6,762	5.01
Total borrowings	251,010	8,475	3.38	411,017	9,968	2.43
Total interest-bearing liabilities	3,950,875	21,348	0.54	3,662,574	29,584	0.81
Noninterest-bearing deposits	1,891,330			1,599,333
Operating lease liabilities	36,001			37,557
Accrued expenses and other liabilities	42,781			39,212
Total liabilities	5,920,987			5,338,676
Shareholders' Equity:
Common stock	157,784			157,784
Additional paid-in capital	297,189			296,023
Retained earnings and other equity	279,483			214,394
Total shareholders' equity	734,456			668,201
Total liabilities and shareholders' equity	$6,655,443			$6,006,877
Net interest income		$190,511			$176,828
Net interest spread			2.86			2.88
Effect of net interest-free funding sources			0.20			0.28
Net interest margin			3.06%			3.16%
Ratio of average interest-earning assets to average interest-bearing liabilities	157.74	%		152.76	%

Note 1: For rate calculation purposes, average loan and lease categories include deferred fees and costs and purchase accounting adjustments.
Nonaccrual loans and leases have been included in the average loan and lease balances. Loans held for sale have been included in the average loan balances.
Tax-equivalent amounts for the twelve months ended December 31, 2021 and 2020 have been calculated using the Corporation’s federal applicable rate of 21.0%.

Univest Financial Corporation
Loan Portfolio Overview (Unaudited)

(Dollars in thousands)	As of December 31, 2021
Industry Description	Total Outstanding Balance (excl PPP)	% of Commercial Loan Portfolio	$ Balance of Modified Loans (1)	Modified Loans as a % of Portfolio (excl PPP) (1)
CRE - Retail	$350,373	8.0%	$—	—%
Animal Production	304,487	7.0	—	—
CRE - 1-4 Family Residential Investment	255,397	5.8	—	—
CRE - Office	235,078	5.4	—	—
CRE - Multi-family	222,488	5.1	—	—
Nursing and Residential Care Facilities	169,708	3.9	—	—
Hotels & Motels (Accommodation)	169,397	3.9	1,437	0.8
CRE - Industrial / Warehouse	169,329	3.9	—	—
Education	162,776	3.7	—	—
Specialty Trade Contractors	130,418	3.0	—	—
CRE - Mixed-Use - Residential	121,019	2.8	3,405	2.8
Merchant Wholesalers, Durable Goods	110,675	2.5	—	—
CRE - Medical Office	106,348	2.4	—	—
Homebuilding (tract developers, remodelers)	93,469	2.1	—	—
Real Estate Lenders, Secondary Market Financing	87,389	2.0	—	—
Crop Production	81,704	1.9	—	—
Motor Vehicle and Parts Dealers	78,292	1.8	—	—
Food Manufacturing	75,587	1.7	—	—
Wood Product Manufacturing	70,769	1.6	—	—
Rental and Leasing Services	69,048	1.6	—	—
Administrative and Support Services	66,529	1.5	—	—
Personal and Laundry Services	62,051	1.4	—	—
Food Services and Drinking Places	59,636	1.4	—	—
Fabricated Metal Product Manufacturing	58,924	1.3	—	—
Merchant Wholesalers, Nondurable Goods	57,114	1.3	—	—
Repair and Maintenance	53,820	1.2	—	—
Miniwarehouse / Self-Storage	51,987	1.2	—	—
Religious Organizations, Advocacy Groups	50,432	1.2	—	—
Industries with >$50 million in outstandings	$3,524,244	80.7%	$4,842	0.1%
Industries with <$50 million in outstandings	$844,505	19.3%	$981	0.1%
Total Commercial Loans	$4,368,749	100.0%	$5,823	0.1%

Consumer Loans and Lease Financings	Total Outstanding Balance		$ Balance of Modified Loans (1)	Modified Loans as a % of Portfolio (excl PPP) (1)
Real Estate-Residential Secured for Personal Purpose	$540,566		$338	0.1%
Real Estate-Home Equity Secured for Personal Purpose	158,909		—	—
Loans to Individuals	25,504		14	0.1
Lease Financings	184,541		33	—
Total Consumer Loans and Lease Financings	$909,520		$385	—%

Total	$5,278,269		$6,208	0.1%
(1) Loan modifications referenced above were made in accordance with Section 4013 of the CARES Act, the Consolidated Appropriations Act, 2021 and the Interagency Statement on Loan Modifications and Reporting for Financial Institutions Working with Customers Affected by the Coronavirus and therefore were not classified as TDRs as of December 31, 2021.

Univest Financial Corporation
Non-GAAP Reconciliation
December 31, 2021

Management uses non-GAAP measures in its analysis of the Corporation's performance. These measures should not be considered a substitute for GAAP basis measures nor should they be viewed as a substitute for operating results determined in accordance with GAAP. Management believes the presentation of the non-GAAP financial measures, which exclude the impact of the specified items, provides useful supplemental information that is essential to a proper understanding of the financial results of the Corporation. See the table below for additional information on non-GAAP measures used throughout this earnings release.

	As of or for the three months ended,					As of or for the twelve months ended,
(Dollars in thousands)	12/31/2021	9/30/2021	6/30/2021	3/31/2021	12/31/2020	12/31/2021	12/31/2020
Restructuring charges (a)	$—	$—	$—	$—	$1,439	$—	$1,439
Tax effect of restructuring charges	—	—	—	—	(302)	—	(302)
Restructuring charges, net of tax	$—	$—	$—	$—	$1,137	$—	$1,137

Shareholders' equity	$773,794	$756,023	$739,998	$722,455	$692,472	$773,794	$692,472
Goodwill	(175,510)	(172,559)	(172,559)	(172,559)	(172,559)	(175,510)	(172,559)
Other intangibles (b)	(4,210)	(1,922)	(2,073)	(2,326)	(2,580)	(4,210)	(2,580)
Tangible common equity	$594,074	$581,542	$565,366	$547,570	$517,333	$594,074	$517,333

Total assets	$7,122,421	$6,979,852	$6,356,305	$6,416,665	$6,336,496	$7,122,421	$6,336,496
Goodwill	(175,510)	(172,559)	(172,559)	(172,559)	(172,559)	(175,510)	(172,559)
Other intangibles (b)	(4,210)	(1,922)	(2,073)	(2,326)	(2,580)	(4,210)	(2,580)
Tangible assets	$6,942,701	$6,805,371	$6,181,673	$6,241,780	$6,161,357	$6,942,701	$6,161,357

Average shareholders' equity	$762,334	$746,185	$728,750	$699,736	$676,426	$734,456	$668,201
Average goodwill	(173,553)	(172,559)	(172,559)	(172,559)	(172,559)	(172,810)	(172,559)
Average other intangibles (b)	(2,696)	(1,983)	(2,209)	(2,464)	(2,734)	(2,338)	(3,181)
Average tangible common equity	$586,085	$571,643	$553,982	$524,713	$501,133	$559,308	$492,461

Net income before taxes	$21,990	$26,173	$25,760	$40,407	$31,647	$114,330	$56,897
Provision for credit losses	1,392	(182)	(59)	(11,283)	(8,721)	(10,132)	40,794
Pre-tax pre-provision income	$23,382	$25,991	$25,701	$29,124	$22,926	$104,198	$97,691

Loans and leases held for investment, gross	$5,310,017	$5,252,045	$5,327,313	$5,415,006	$5,306,841	$5,310,017	$5,306,841
Paycheck Protection Program ("PPP") loans	(31,748)	(85,601)	(252,849)	(528,452)	(483,773)	(31,748)	(483,773)
Gross loans and leases, excluding PPP loans	$5,278,269	$5,166,444	$5,074,464	$4,886,554	$4,823,068	$5,278,269	$4,823,068

Allowance for credit losses, loans and leases	$71,924	$70,146	$71,355	$71,497	$83,044	$71,924	$83,044
Gross loans and leases, excluding PPP loans	5,278,269	5,166,444	5,074,464	4,886,554	4,823,068	5,278,269	4,823,068
Allowance for credit losses, loans and leases as a percentage of gross loans and leases excluding PPP loans	1.36%	1.36%	1.41%	1.46%	1.72%	1.36%	1.72%

(a) Associated with financial center optimization plan
(b) Amount does not include mortgage servicing rights